Exhibit 99.1

Why this Atlanta Bitcoin ATM operator is going public via a SPAC deal

By Zach Armstrong

September 1, 2022 at 11:01 AM EDT Updated on September 3, 2022 at 10:04 AM EDT

While Bitcoin’s value is down and deals with special purpose acquisition companies (SPACs) have lost some of their luster, an Atlanta Bitcoin ATM operator is betting on both in its pursuit of becoming the city’s largest crypto company.

Bitcoin Depot, a local Bitcoin ATM operator, will become a publicly listed company following a merger with SPAC GSR II Meteora Acquisition Corp., a Florida-based SPAC. After the transaction closes, the combined company will be named Bitcoin Depot Inc. and trade under the ticker symbol “BTM” on the NASDAQ. The sale is expected to close by the first quarter of next year.

A main reason for choosing the SPAC route is because the help with the acquisition of other companies, will elevate its profile, attract talent and accelerate growth, said company CEO Brandon Mintz, who founded the startup in 2016.

Still, the transaction comes as much of the recent excitement over SPACs, shell companies listed on a stock exchange that sells shares to buy operating businesses, has subsided. After $250 billion was invested in these so-called blank-check companies, investors are betting less on them as market forces have increased risk and potential regulations could make them less profitable. Recently, up to 80% of investors have redeemed their shares in SPAC mergers leaving the companies with little of the capital promised to them, The New York Times reported.

Meanwhile, the future of cryptocurrency also remains in turmoil. As of Sept. 1, cryptocurrency news outlet CoinDesk reported the value of a Bitcoin to be less than $20,0000 — down from the all-time high of about $69,000 in November. Still, Mintz says his company’s model is trending toward profitability thanks to its business format.

“This is one of the safest business models in this space,” Mintz told Atlanta Business Chronicle. “We’re not historically correlated to the price of any crypto bear markets, crypto bull markets or even the stock market … it’s not subject to the volatility like a lot of major exchanges.”

Bitcoin Depot says its valuation will go from $440 million to as high as $755 million following the deal. It will also receive a contribution of around $170 million to its balance sheet after fees, expenses and debt to be paid.

The Atlanta-based startup produces ATM machines that convert cash into Bitcoin, Ethereum and Litecoin. It also allows for buying and selling on those cryptocurrencies.

Bitcoin Depot has 7,000 kiosks in North America.

Bitcoin Depot

Growth and prevailing through crypto plunges

Since January of 2021, the company has grown its network of 1,500 kiosks to 7,000 in 47 U.S. states and nine Canadian provinces. Following the release of its BDCheckout feature, users can also convert cash into Bitcoin at 8,000 retail locations through the company’s app.

It has handled $1.2 billion worth of transactions and the staff has grown from 20 before the Covid-19 pandemic to just under 150. About one-third of those workers are based in Atlanta.

Bitcoin Depot was an Atlanta Business Chronicle Pacesetter Award winner in 2021, landing as the city’s eighth-fastest growing company. Its revenue grew by 632% between 2019 and 2021.

Atlanta as a crypto hub

Already recognized as a global leader in financial technology companies, Atlanta is well-positioned to become a cryptocurrency hub with a presence of successful companies in the space.

The city is home to BitPay, which allows companies to accept crypto payments on their websites and has processed over $5 billion in cryptocurrency. Bakkt, an Atlanta-based crypto-exchange provider created by the New York Stock Exchange’s parent company, went public in January of 2021 through a deal with a SPAC company.

Several investments have been made this year into Atlanta-based startups focused on cryptocurrency. Crypto tax reporting and portfolio tracking platform Ledgible raised $20 million in June. In May, a man once known as the “world’s top NBA gambler” invested $2.5 million in portfolio management startup Digital Opportunities Group.

Atlanta is home to multiple bitcoin operators including Coinsource, PayDepot LLC, Athena Bitcoin and RockitCoin. The metro Atlanta area is home to 961 Bitcoin ATMs/Kiosks from operators such as National Bitcoin ATM, CoinFlip and ATM Coiners, according to Coin ATM radar.

“After this deal gets closed, we’ll probably be the largest crypto company in Atlanta if we aren’t already by valuation numbers,” Mintz said.